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                                                                  EXHIBIT 10.21


                            ACME METALS INCORPORATED
                   1994 EXECUTIVE INCENTIVE COMPENSATION PLAN


                                    ARTICLE I

                                     PURPOSE

     The Acme Metals Incorporated 1994 Executive Incentive Compensation Plan (the "Plan") is designed to (i) provide for awards to officers and key salaried employees of the Company who, individually or as members of a group, contribute in a substantial manner to the achievement of objectives and goals established by the Board of Directors which contribute to the success of the Company, thus providing a means for their participation in such success; and, (ii) to afford an incentive to such persons to continue to contribute their best efforts to promote the success of the Company.


                                   ARTICLE II

                                   DEFINITIONS

     The following words and phrases shall have the meaning set forth below whenever used herein:

     1) "Base Salary" shall mean, for the Chief Executive Officer and Incentive Group A, the regular salary, exclusive of bonuses, incentive pay, overtime pay, special awards or awards made under the Plan, as established prior to the first day of the Year in question; and, for all other employees, the regular salary, exclusive of bonuses, incentive pay, overtime pay, special awards or awards made under the Plan, for the period of each Year during which an Employee has been designated as a Participant.

     2) "Board of Directors" or "Board" shall mean those members of the Board of Directors of the Company who are Disinterested Persons.

     3)   "Company" shall mean Acme Metals Incorporated, a Delaware corporation.

     4) "Cash Flow" shall mean cash flow as defined in FASB 95, other than cash receipts and payments from financing activities, for the Year in question, excluding however, credits and debits in such Year which are extraordinary items, determined in accordance with generally accepted accounting principles.

     5) "Committee" shall mean the Compensation Committee of the Board of Directors of the Company consisting of members who are Disinterested Persons.

     6) "Disinterested Persons" shall mean persons who are "disinterested persons" as the term is defined in Rule 16 b-3 under Section 16 of the Securities Exchange Act of 1934, as amended; and/or, are "outside directors" as defined in Section 162(m) of the Internal Revenue Code of 1986 and Regulations promulgated thereunder.

     7) "Employee" shall mean any person, including an officer, who is employed by the Company on a full-time basis and is compensated for such employment by a regular salary.

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     8)   "Increase in Shareholder Value" shall mean a formula, determined by the Committee prior to the Year in question, utilizing one or more of the following factors, either standing alone or as compared to competitors or other classes of entities:

          i) Net After Tax Earnings per share, in accordance with generally accepted accounting principles;

          ii)  trading price of the Company's stock coupled with dividends paid;

          iii) book value per share, in accordance with generally accepted accounting principles; and

          iv) other factors could include market share, decrease in leverage, or improvements in productivity pursuant to an objective formula.

     9) "Net After Tax Earnings" shall mean the consolidated net income of the Company for the Year in question as set forth in its financial statements before any accrual pursuant to the Plan with respect to such Year, and excluding gains and charges in such Year which are extraordinary items, determined in accordance with generally accepted accounting principles.

     10)  "Participant" shall mean an Employee of the Company described in
          Article III.

     11)  "Return on Equity" shall mean the percentage obtained by dividing

          a) the Net After Tax Earnings of the Company for the Year in question BY

          b) the average shareholders' equity amount for the Year in question (the average shareholders' equity amount shall be determined in accordance with generally accepted accounting principles, consistently applied); PROVIDED, HOWEVER, that the Committee may adjust said average equity amount for such items and/or transactions in such Year which are extraordinary items, determined in accordance with generally accepted accounting principles.

     12) "Return on Investment" shall mean Net After Tax Earnings divided by Net Operating Assets reduced by Intangible Assets, as appearing on the Company's audited financial statements for the Year in question.

     13)  "Year" shall mean the fiscal Year of the Company.


                                   ARTICLE III

                                  PARTICIPANTS

     A. Prior to the first day of the Year in question, the Committee shall designate which of the Employees the Committee has assigned to the Incentive Groups identified as Chief Executive Officer and Group A in Paragraph D of
Article IV, who shall be Plan Participants for the Year in question. Not later than January 31 of each Year, the Committee shall designate all other Employees who shall be Plan Participants for that Year and shall assign each Participant to one of the other incentive groups (i.e., B,

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C or D) designated in Paragraph D of Article IV.  The Committee shall cause these determinations, as well as information regarding the various factors to be taken into account in determining awards hereunder, to be communicated to each Participant.

     B. A person may become a Participant contemporaneously with becoming an Employee if the Employee is so designated by the Committee; or, by the Chief Executive Officer of the Company and such designation is ratified by the Committee, provided, however, that a new Chief Executive Officer of the Company and a new Employee in Incentive Group A may only be designated a Plan Participant for the balance of the Year, on a pro-rated basis, in which they are first so designated.

     C. Contemporaneously with the promotion, demotion or reassignment of a Participant in Incentive Group B, C or D, the Committee or the Chief Executive Officer of the Company may make one or more of the following changes: (i) change the incentive group to which the Committee had heretofore assigned said Participant, provided, however, that said Participant does not become the Chief Executive Officer or a Participant in Incentive Group A; or (ii) terminate an Employee's participation in the Plan for the remainder of the Year without otherwise affecting the employment status of such Employee.

     D. Contemporaneous with the demotion or reassignment of the Chief Executive Officer of the Company or a participant in Incentive Group A, the Committee may (i) change the incentive group to which the Committee had heretofore assigned said Participants, or (ii) terminate an Employee's participation in the Plan for the remainder of the Year without otherwise affecting the employment status of such Employee.


                                   ARTICLE IV

                        COMPUTATION OF INCENTIVE PAYMENTS

     A. GENERAL: Prior to the beginning of the Year in question, the Committee shall, for such Year, determine whether the computation of incentive payments under the Plan for the Year shall be based upon (as such terms are defined herein): (a) Net After Tax Earnings; (b) Return on Equity; (c) Return on Investment; (d) Increase in Shareholder Value; (e) Cash Flow; or (f) A combination of any of the foregoing items.

     B. ANNUAL CORPORATE GOALS: Prior to the beginning of the Year in question, the Committee shall, for such Year, determine the minimum, target and maximum performance goals to be achieved by the Company during such Year for the purposes of this Plan. Such goals shall be established as follows:

          1) NET AFTER TAX EARNINGS: For any Year, in which Net After Tax Earnings is utilized, the Committee shall determine the minimum, target and maximum goals for Net After Tax Earnings to be applicable in respect of that Year.

          2) RETURN ON EQUITY: For any Year in which Return on Equity is utilized, the Committee shall determine the minimum, target and maximum Return on Equity percentages (hereinafter respectively called "Minimum Return on Equity Percentage", "Target Return on Equity Percentage" and "Maximum Return on Equity Percentage"), to be applicable in respect of that Year.

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          3)   INCREASE IN SHAREHOLDER VALUE:  For any Year in which Increase in
               Shareholder Value is utilized, the Committee shall determine the minimum, target and maximum Increase in Shareholder Value percentages (hereinafter respectively called "Minimum Increase in Shareholder Value Percentage", "Target Increase in Shareholder Value Percentage" and "Maximum Increase in Shareholder Value Percentage") to be applicable in respect of that Year.

          4) RETURN ON INVESTMENT: For any Year in which Return on Investment is utilized, the Committee shall determine the minimum, target and maximum Return on Investment percentages (hereinafter respectively called "Minimum Return on Investment Percentage," "Target Return on Investment Percentage" and "Maximum Return on Investment Percentage," to be applicable in respect of that Year.

          5) CASH FLOW: For any Year in which Cash Flow is utilized, the Committee shall determine the minimum, target and maximum Cash Flow goals to be applicable in respect of that Year.

     C. FACTORS IN ESTABLISHING CORPORATE GOALS: In establishing the annual corporate goals for each Year, the Committee shall take into consideration the Company's Profit Plan objectives for such Year, the Company's Long Term Strategic Plan, the Company's historical performance, the projected performance of selected companies in like industries, the historical performance of selected companies in like industries, the average performance of selected companies in like industries in recent years, the short-term and long-term economic forecasts for the Year in question and future Years and such other factors as the Committee shall consider relevant to its determinations for the Year, or Years, in question.

     D. INCENTIVE COMPENSATION PAYMENT LEVELS: Until modified by action of the Committee, the incentive group designations and the maximum, target and minimum Incentive Compensation Payment Levels applicable to the several incentive groups shall be as follows:



            INCENTIVE GROUP      MAXIMUM    TARGET    MINIMUM

     Chief Executive Officer      60.0%      40.0%     20.0%
            Group A               45.0%      30.0%     15.0%
            Group B               37.5%      25.0%     12.5%
            Group C               30.0%      20.0%     10.0%
            Group D               22.5%      15.0%      7.5%


     E. CORPORATE PERFORMANCE INCENTIVE FUND: A Corporate Performance Incentive Compensation Fund shall be established for each Participant, the amount of which shall be the result obtained by multiplying such Participant's Base Salary by a percentage which is derived from the Group Incentive Compensation Payment Level applicable to such Participant for the Year in question. Examples of the computations of the applicable incentive payment levels to any individual Participant under the Plan are subject to the following conditions and limitations.

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    1)    CHIEF EXECUTIVE OFFICER AND INCENTIVE GROUP A.


               Awards to Participants in the Chief Executive Office and Incentive Group A designations, as a percentage of Base Salary, may not exceed the maximum Incentive Compensation Payment Level specified in Paragraph D of Article IV above; provided however, such awards may be reduced or eliminated for any such individual Participant in such manner or amount as the Committee in its sole discretion may determine.

    2)    INCENTIVE GROUP B, C AND D PARTICIPANTS.


               Incentive Compensation Payment Level awards to Participants in Incentive Groups B, C and D may be adjusted as follows:

          i) A personal performance determination shall be made by management as to each such Participant's performance during the Year in question on a scale of 1 through 3. The criteria for each of the three ratings are described in Appendix 2 attached hereto.

          ii) The amount of incentive compensation, computed in accordance with Paragraphs D and E of Article IV hereof, awarded to such Participant who receives a rating of 3 may be reduced by amounts up to 25%.

         iii) The amount of incentive compensation, computed in accordance with paragraphs D and E of Article IV hereof, awarded to such Participant who receives a rating of 1 may be increased by amounts up to 25%.

         iv) The amount of incentive compensation, computed in accordance with Paragraphs D and E of Article IV hereof, awarded to such Participant who receives a rating of 2 may not be increased or decreased.


                                    ARTICLE V

             PAYMENT, DEFERRAL, PRO-RATION AND FORFEITURE OF AWARDS

     A. Promptly after the individual Participant's Incentive Compensation Payment Level awards for the Year in question shall have been determined, such awards shall be reviewed by the Committee, and, if the Committee shall approve the same, the Company shall cause such awards to be distributed to each respective Participant.

     The Committee may, in is discretion, cause to be transferred all or any part of a Participant's Incentive Compensation Payment Level award to his Deferred Compensation Account under the Deferred Compensation Plan of the Company, and, to the extent not so transferred, the award of a Participant shall be distributed to him. All amounts transferred to Deferred Compensation Accounts shall be held, invested, reinvested and distributed as provided in the Deferred Compensation Plan of the Company.

     B. If, during a Year, a Participant's participation in the Plan shall be terminated as provided in Paragraph C of Article V hereof, such person's award for that Year shall be pro-rated based upon that portion of the Year during which he was a Participant.

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     C.  If, during a Year, a Participant ceases to be an Employee by reason of illness or injury, death, retirement, or leave of absence having the approval of management, his award shall be computed on the basis of Base Salary for that portion of the Year in which he was an Employee. Payment of such award shall be made pursuant to the terms of paragraph A of Article V.

     D. If the employment of a Participant ceases by reason of resignation or dismissal (whether or not for cause) no award for such Year shall be made to such Participant.
     E. If, prior to the time an award is granted, the Committee determines that a Participant has intentionally committed an act materially inimical to the interests of the Company, the Committee may direct that the award of such Participant be reduced to zero or such other amount as the Committee in its sole discretion deems appropriate.

     F. No award shall be paid to the Chief Executive Officer or a Participant in Incentive Group A unless the Committee certifies that the goals and other material terms have been satisfied.


                                   ARTICLE VI

                                     GENERAL

     Neither the establishment of this Plan nor the selection of any employee as a Participant shall give any Participant any right to be retained in the employ of the Company, or a subsidiary thereof; no Participant or Employee and no person claiming under or through a Participant or Employee shall have any vested right or interest in the Plan or in the funds determined to be payable thereunder; and, there shall be no obligation upon the Committee to designate any Employee as a Participant. The Committee may adjust, and from time to time change, such rules and policies as it deems appropriate for the administration of the Plan and may give to the participants such notice relative thereto, or statement thereof, as it deems desirable. No member of the Committee who is also an Employee shall vote as to any action taken by the Committee (i) with respect to awards to be made to him under the Plan or (ii) with respect to his designation as a Participant.


                                   ARTICLE VII

                           AMENDMENTS AND TERMINATION

     The Committee, subject to ratification by the Board of Directors, may from time to time amend, suspend or terminate, in whole or in part, any or all of the provisions of this Plan; provided, however, with respect to the Chief Executive Officer of the Company and Employees in Incentive Group A, any such action shall not cause or result in an increase in the amount of any award to said Participants.

     Anything in this Plan to the contrary notwithstanding, the Committee, subject to ratification by the Board of Directors, shall have the right, if in the sole judgment of the Committee, economic conditions or any other factors affecting the Company, one or more subsidiaries, one or more divisions, or the businesses of any of them, so warrant, to reduce or eliminate the amount of the Incentive Compensation Payment Level award to any Participant, or the amount of all awards to all Participants, in the case of any such award prior to the time of payment of said awards pursuant to Article V of this Plan.

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                                   APPENDIX I

                                       TO

                            ACME METALS INCORPORATED
                   1994 EXECUTIVE INCENTIVE COMPENSATION PLAN

     The following computations shall serve as examples of the application of the Plan to any individual Participant:

     1) If the Company's actual results for the Year in question equals the minimum performance goal(s)* level established by the Committee for such Year, the percentage to be applied against the Participant's Base Salary shall be equal to the minimum Incentive Compensation Payment Level (expressed as a percentage of Base Salary) for the Participant's Incentive Group under Paragraph D of Article IV of the Plan for such Year.

     2) If the Company's actual results for the Year in question is less than the minimum performance goal(s) established by the Committee for such Year, the percentage applied against the Participant's Base Salary shall be equal to zero for such Year.

     3) If the Company's actual results for the Year in question is greater than the minimum but less than the target goal(s), or is greater than the target but less than the maximum goal(s) established by the Committee for such Year, the percentage to be applied against the Participant's Base Salary for such Year shall be determined by interpolation based on the differences, as the case may be, between the minimum and target, or between the target and maximum goal(s) as applied to the Incentive Compensation Payment Level for the Participant's Incentive Group for such Year under Paragraph D of
          Article IV of the Plan.

          Thus, for example:

          EXAMPLE X: If a Participant is assigned to Incentive Group C, minimum, target and maximum Net After Tax Earnings goal(s) for the Year in question are $2.0 million, $4.0 million and $6.0 million, respectively, actual Net After Tax Earnings for such Year is $3.0 million and the Participant's Base Salary is $40,000 for such Year, his Performance Incentive Compensation Fund for such Year would be $6,000, determined as follows:

          1)   APPLICABLE PERCENTAGE.

               a) The difference between target and minimum goals for Net After Tax Earnings are:

                    $4.0 million - $2.0 million = $2.0 million



____________________
     *Performance goals for each Year may be based upon (i) Net After Earnings,
(ii) Return on Equity, (iii) Increase in Shareholder Value, (iv) Return on Investment, (v) Cash Flow, or (vi) a combination of any of the foregoing.

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               b)   The difference between actual Net After Tax Earnings and
                    minimum Net After Tax Earnings is:

                    $3.0 million - $2.0 million = $1.0 million

               c)   the proportion of  (b)   =  $1.0 million    =  50.0%
                                       ---      ------------
                                       (a)      $2.0 million


               d) The difference between the percentage of Base Salary allocable to a Participant in Incentive Group C for target and minimum Net After Tax Earnings (under Paragraph D of
                    Article IV of the Plan is:

                    20.0% - 10.0% = 10.0%

               e) The percentage of Base Salary to be allocated to a Participant in Incentive Group C, based on actual Net After Tax Earnings of $3.0 million:

                    For achieving minimum Net After Tax Earnings = 10.0%

                    Plus:  (c)  x (d)  [50% x 10%]  =   5.0%
                                                       ------

                    Applicable percentage:  15.0%

          2)   BASE SALARY:  $40,000.00

          3)   PARTICIPANT'S PERFORMANCE INCENTIVE COMPENSATION FUND:

               $40,000.00  x 15.0%  =  $6,000.00

               EXAMPLE Y: Same as Example X, except actual Net After Tax Earnings for the Year in question is $5.0 million. The Participant's Performance Incentive Compensation Fund would be $10,000, determined as follows:

               1)   APPLICABLE PERCENTAGE.

                    a) The difference between maximum and target Net After Tax Earnings is:

                         $6.0 million  -  $4.0 million  =  $2.0 million


                    b) The difference between actual Net After Tax Earnings and target Net After Tax Earnings is:

                         $5.0 million  -  $4.0 million  =  $1.0 million

                    c)   The proportion of (b)   =  $1.0 million  =  50.0%
                                           ---
                                           (a)      $2.0 million

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                    d)   The difference between percentage of Base Salary
                         allocable to a Participant in Incentive Group C at a maximum and at target Net After Tax Earnings is:

                         30%  -  20%  =  10.0%

                    e) The percentage of Base Salary to be allocated to a Participant in Incentive Group C based on actual Net After Tax Earnings of $5.0 million:

                         For achieving target Net After Tax Earnings:  20.0%

                         Plus:  (c)  x  (d), or 50.0%  x  10.0%         5.0%
                                                                       -----

                         Applicable percentage                         25.0%

               2)   BASE SALARY:   $40,000

               3)   CORPORATE PERFORMANCE INCENTIVE COMPENSATION FUND:

                    $40,000  x 25.0%  =  $10,000.00

               4) If the Company's actual results for the Year in question equals or exceeds the maximum goal(s) established by the Committee for such Year, the percentage to be applied against the Participant's Base Salary shall be equal to the maximum Incentive Compensation Payment Level for the Participant's Incentive Group for such Year.

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                                      APPENDIX 2


                                   INTEROFFICE
                                 CORRESPONDENCE                 Copy to:

                            Date:  November 18, 1993

To:

From:

Subject:

Reference:



           As you are aware, the extent of an individual's EIC payment is dependent upon an evaluation of his or her personal performance. The letter received by 1993 participants contained the following statement: "... the amount you are eligible to receive may be adjusted based on your personal performance."

           All personal ratings must be approved by the Chairman and Chief Executive Officer and each of us is expected to recommend a rating for those participants in our organizations. The following performance criteria should be used in developing your recommendations:


          OUTSTANDING    Employee is performing all requirements of the
          (Rating 1)     responsibility areas in a highly exceptional manner.
                         Has accomplished all of personal annual objectives.
                         Performance exceeds the desired level of performance in all responsibility areas by a wide margin. Would be unrealistic to expect better performance in responsibility areas.

          EFFECTIVE      Employee is performing most or all requirements of the
          (Rating 2)     responsibility areas.  Has accomplished most of
                         personal annual objectives. Performance on work requirements is at an acceptable level, but certain requirements are performed above that level and occasionally exceptionally well. Improved performance can be expected in some areas.

          MARGINAL       Employee is performing some or most of the requirements
          (Rating 3)     of the responsibility areas, but is not performing all
                         key requirements. Has not satisfied any significant personal annual objectives. Performance meets desired level of performance for few of the key responsibility areas and improved performance is expected.

          By way of explanation, participants who achieve Rating 1 shall have their awards increased by up to 25%. Participants who achieve Rating 2 shall be considered "full incentive" and shall receive payments in keeping with the formula for their Group. Finally, participants who achieve Rating 3 shall have their awards decreased by up to 25%.

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          Recommendations for a participant to receive a Rating 1 or Rating 3 must be thoroughly documented. Recommendations and necessary supporting documentation should be returned to my attention prior to December 15. If you have a question or wish to discuss your ratings, please call me.

          Any recommended deletions or additions to the EIC participation list should also be submitted at this time, with full documentation and justifications. Please call me before submitting your recommendations.

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